Exhibit 2.1

Execution Version

STOCK PURCHASE AGREEMENT

by and among

ZNOMICS, INC.

and

THE PURCHASERS IDENTIFIED HEREIN

February 10, 2010

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT is entered into as of February 10, 2010 by and among ZNOMICS, INC., a Nevada corporation (the “Company”) and the individuals and entities (each a “Purchaser” and collectively, the “Purchasers”) listed on the Schedule of Purchasers attached as Exhibit A (the “Schedule of Purchasers”).

INTRODUCTION

The Company desires to sell to the Purchasers, and the Purchasers desire to purchase from the Company, shares of the Company’s Common Stock representing after such purchase a total 75% of the Company’s Common Stock determined on a fully diluted basis for a total of $125,000, on the terms and conditions set forth in this Agreement.

AGREEMENT

In consideration of the mutual agreements and covenants hereinafter set forth, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

1.1 Certain Definitions.  Capitalized terms used in this Agreement shall have the following meanings:

“Action” shall mean any claim, action, suit, proceeding, investigation or order.

“Affiliate” shall mean, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such Person.  For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person through the ownership of voting securities, by contract or otherwise.

“Agreement” shall mean this Stock Purchase Agreement, including the exhibits attached hereto or referred to herein, as the same may be amended or modified from time to time in accordance with the provisions hereof.

“Business Combination” shall mean an acquisition by or of the Company by merger, capital stock exchange, asset or stock acquisition, reorganization or otherwise, of or with an operating business.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commission” shall mean the United States Securities and Exchange Commission.

“Company Balance Sheet Date” means September 30, 2009.

“Company Balance Sheet” means the balance sheet of the Company as of September 30, 2009 and the notes to the Company Financial Statements.

“Company Capital Stock” shall mean the Company Common Stock and Company Preferred Stock.

“Company Common Stock” shall mean the common stock, par value $0.001 per share, of the Company.

“Company Material Adverse Effect” means any change, effect or circumstance that is materially adverse or is reasonably likely to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or operations of the Company, other than any such change, effect or circumstance relating to general economic, regulatory or political conditions, except to the extent such change, effect or circumstance disproportionately affects the Company.

“Company Preferred Stock” shall mean the preferred stock, par value $0.001 per share, of the Company.

“Consents” shall mean any permits, filings, notices, licenses, consents, authorizations, accreditation, waivers, approvals and the like of, to, with or by any Person.

“Environmental Law” shall mean the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.  §§ 9601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C.  §§ 11001 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C.  §§ 6901 et seq.; the Toxic Substances Control Act, 15 U.S.C.  §§ 2601 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C.  §§ 136 et seq.  and comparable state statutes dealing with the registration, labeling and use of pesticides and herbicides; the Clean Air Act, 42 U.S.C.  §§ 7401 et seq.; the Clean Water Act (Federal Water Pollution Control Act), 33 U.S.C.  §§ 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C.  §§ 300f et seq.; and the Hazardous Materials Transportation Act, 49 U.S.C.  §§ 1801 et seq., as any of the above referenced statutes have been amended as of the date hereof, all rules, regulations and policies promulgated pursuant to any of the above referenced statutes, and any other foreign, federal, state or local law, statute, ordinance, rule, regulation or policy governing environmental matters, as the same have been amended as of the date hereof.

“ERISA” shall mean the Employee Retirement Income Securities Act of 1974, as amended, and the regulations issued thereunder.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations issued thereunder.

“GAAP” shall mean generally accepted accounting principles as in effect from time to time in the United States consistently applied.

“Hazardous Material” means any substance or material meeting any one or more of the following criteria:  (a) it is or contains a substance designated as or meeting the characteristics of a hazardous waste, hazardous substance, hazardous material, pollutant, chemical substance or mixture, contaminant or toxic substance under any Environmental Law; (b) its presence at some quantity requires investigation, notification or remediation under any Environmental Law; (c) it contains, without limiting the foregoing, asbestos, polychlorinated biphenyls, petroleum hydrocarbons, petroleum derived substances or waste, pesticides, herbicides, crude oil or any fraction thereof, nuclear fuel, natural gas or synthetic gas; or (d) mold.

“Indebtedness for Borrowed Money” shall mean (a) all Indebtedness in respect of money borrowed including, without limitation, Indebtedness which represents the unpaid amount of the purchase price of any property and is incurred in lieu of borrowing money or using available funds to pay such amounts and not constituting an account payable or expense accrual incurred or assumed in the ordinary course of business of the Company, (b) all Indebtedness evidenced by a promissory note, bond or similar written obligation to pay money, or (c) all such Indebtedness guaranteed by the Company or for which the Company is otherwise contingently liable.

“Indebtedness” shall mean any obligation of the Company that under GAAP is required to be shown on the Balance Sheet of the Company as a Liability.  Any obligation secured by a Lien on, or payable out of the proceeds of production from, property of the Company shall be deemed to be Indebtedness even though such obligation is not assumed by the Company.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended.

“Knowledge,” or “known to,” or similar terms, when used in this Agreement to qualify any representation or warranty, refer to the knowledge or awareness of certain specific facts or circumstances related to such representation or warranty of the persons in the Applicable Knowledge Group (as defined herein) which a prudent business person would have obtained after reasonable investigation or due diligence on the part of any such person.  For the purposes hereof, the “Applicable Knowledge Group” with respect to the Company shall be the officers of the Company.

“Liability” shall mean any and all liability, debt, obligation, deficiency, Tax, penalty, fine, claim, cause of action or other loss, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by statute or other law.

“Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, trust or other entity or organization, including any government or political subdivision or an agency or instrumentality thereof.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations issued thereunder.

“Tax Return” shall include all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns (including Form 1099 and partnership returns filed on Form 1065)) required to be supplied to a Tax authority relating to Taxes.

“Tax” or “Taxes” shall mean (a) any and all taxes, assessments, customs, duties, levies, fees, tariffs, imposts, deficiencies and other governmental charges of any kind whatsoever (including, but not limited to, taxes on or with respect to net or gross income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, real property transfer, transfer gains, transfer taxes, inventory, capital stock, license, payroll, employment, social security, unemployment, severance, occupation, real or personal property, estimated taxes, rent, excise, occupancy, recordation, bulk transfer, intangibles, alternative minimum, doing business, withholding and stamp), together with any interest thereon, penalties, fines, damages costs, fees, additions to tax or additional amounts with respect thereto, imposed by the United States (federal, state or local) or other applicable jurisdiction; (b) any liability for the payment of any amounts described in clause (a) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group or as a result of transferor or successor liability, including, without limitation, by reason of Code Section 1.1502-6; and (c) any liability for the payments of any amounts as a result of being a party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in either clauses (a) or (b).

ARTICLE 2
PURCHASE AND SALE

2.1 Purchase and Sale.  Subject to the terms and conditions of this Agreement, the Company hereby sells to the Purchasers a total of 40,811,886 shares of Company Common Stock (the “Purchased Shares”).  Each Purchaser severally and not jointly are purchasing such number of Purchased Shares set forth on the Schedule of Purchasers attached as Exhibit A hereto.

2.2 Purchase Price.  Subject to the terms and conditions of this Agreement, the purchase price for the Purchased Share is $125,000 in total for all Purchased Shares, or $0.003 per Purchased Share (the “Purchase Price”).  The total Purchase Price shall be paid at Closing.  Each Purchaser agrees to pay severally and not jointly its pro rata share of the total Purchase Price as set forth on the Schedule of Purchasers attached hereto.

2.3 Restrictions on Dispositions of the Purchased Shares.

(a) Each Purchaser severally and not jointly hereby agrees that from the date hereof and until the earlier of the third anniversary of the date hereof or the date of a Business Combination, such Purchaser shall not dispose of any Purchased Shares other than to another Purchaser or to an Affiliate of the disposing Purchaser, or employees of or advisors to the Purchaser or such Purchaser’s Affiliates, without the Company’s prior written consent.

(b) Further, each Purchaser severally and not jointly agrees not to make any disposition of all or any portion of the Purchase Shares at any time unless and until:

(i) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement and any applicable requirements of state securities laws; or

(ii) such Purchaser shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and if reasonably requested by the Company, such Purchaser shall have furnished Company with a written opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of any securities under the Securities Act or the consent of or a permit from appropriate authorities under any applicable state securities law.

(c) Purchaser understands that the certificates evidencing the Purchased Shares may bear one or all of the following legends:

(i)   THE OFFER AND SALE OF THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COMPANY COUNSEL SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

(ii)  Any legend required by applicable state securities laws.

(d) At the Closing, the Company and the Purchasers are entering into the Registration Rights Agreement in the form of Exhibit B attached hereto among the Company and the Purchasers providing for the grant by the Company certain registration rights to the Purchasers.

2.4 Closing.  The purchase and sale of the Purchased Shares is occurring on the date hereof (the “Closing”).

2.5  Discretionary Advances.  At Closing, a Discretionary Advance Secured Promissory Note in the form of Exhibit C attached hereto is being issued by the Company to the administrative agent named therein whereby the Purchasers may, but are not obligated to, make secured advances to the Company from time-to-time.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Each Purchaser, severally and not jointly, represents and warrants to the Company as follows, which representations and warranties shall survive the Closing:

3.1 Investment Intent.  Purchaser acknowledges that the Purchased Shares have not been registered under the Securities Act, or qualified under any other applicable blue sky laws in reliance, in part, on the representations and warranties herein.  Such Purchased Shares are being acquired by Purchaser for investment purposes and not for sale or with a view to distribution of all or any part of such Purchased Shares (except for any dispositions that would not violate Section 2 of this Agreement).

3.2  Experience.   Purchaser has such knowledge and experience in financial and business matters that Purchaser is capable of evaluating the merits and risks of the acquisition of the Purchased Shares.  Purchaser is financially able to bear the economic risk of the investment, including the total loss thereof.

3.3 Restricted Securities.  Purchaser understands that the Purchased Shares are “restricted securities” under the federal securities laws in that such securities will be acquired from the Company in a transaction not involving a public offering, and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances and that otherwise such securities must be held indefinitely.   Purchaser understands that the Purchased Shares shall not be transferable except in compliance with the provisions of the Securities Act, applicable state securities laws and the terms and conditions of this Agreement and the Registration Rights Agreement.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Purchasers as follows, except as set forth on the Company Disclosure Schedule attached hereto, which representations and warranties shall survive the Closing:

4.1 Organization.  The Company (a) is duly organized, validly existing and in good standing under the laws of Nevada, (b) has all licenses, permits, authorizations and other Consents necessary to own, lease and operate its properties and assets and to carry on its business as it is now being conducted and (c) has all requisite corporate or other applicable power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted and presently proposed to be conducted, in each case except where such failures would not have, or be reasonably likely to have, a Company Material Adverse Effect.  The Company is duly qualified or authorized to conduct business and is in good standing (or its equivalent) as a foreign corporation or other entity in all jurisdictions in which the ownership or use of its assets or nature of the business conducted by it makes such qualification or authorization necessary, except where the failure to be so duly qualified, authorized and in good standing would not have a Company Material Adverse Effect.  The Company has no subsidiaries.

4.2 Authorization; Validity of Agreement.  The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance by the Company of this Agreement and all other agreements and instruments to be executed pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by the Board of Directors of the Company and the stockholders of the Company, and no other action on the part of the Company is necessary to authorize the execution and delivery of this Agreement and all other agreements and instruments to be executed pursuant to this Agreement and the consummation by the Company of the transactions contemplated hereby and thereby.  This Agreement has been duly executed and delivered by the Company and (assuming due and valid authorization, execution and delivery hereof by the Purchasers) is a valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

4.3 Consents and Approvals; No Violations.  Neither the execution, delivery or performance of this Agreement by the Company  nor the consummation of the transactions contemplated hereby will (a) violate any provision of the articles of incorporation or by-laws of the Company.; (b) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, require the consent of or result in the creation of any Lien upon any of the properties of the Company under any Contract to which the Company or any of its properties may be bound; (c) require any Consent, approval or authorization of, or notice to, or declaration, filing or registration with, any governmental entity by or with respect to the Company or any subsidiary of the Company, or (d) violate any order, writ, judgment, injunction, decree, law, statute, rule or regulation applicable to the Company or any of its properties or assets; except, in the cases of clauses (b), (c) and (d), any such violations, conflicts, breaches, defaults or encumbrances, or any failure to receive any such Consent, approval or authorization, or to make any such notice, declaration, filing or registration as will not result in, or could reasonably be expected to result in, a Company Material Adverse Effect.

4.4 Litigation.  There is no Action pending or, to the knowledge of the Company, threatened, involving the Company or affecting the officers, directors or employees of the Company by or before any governmental entity or by any third party and none of the Company nor any subsidiary of the Company has received written notice that any such Action is threatened.  The Company is not in default under any judgment, order or decree of any governmental entity applicable to its business which could reasonably be expected to have a Company Material Adverse Effect.

4.5 No Default; Compliance with Applicable Laws.  The Company is not in default or violation of any material term, condition or provision of (a) its articles of incorporation, by-laws or similar organizational documents or (b) any law applicable to the Company or its property and assets and the Company has not received written notice of any violation of or Liability under any of the foregoing (whether material or not).

4.6 Broker’s and Finder’s Fees.  No person(s), firm, corporation or other entity is entitled by reason of any act or omission of the Company to any broker’s or finder’s fees, commission or other similar compensation, nor, with respect to the execution, delivery and performance of this Agreement or with respect to the consummation of the transactions contemplated hereby will any such person have any right or valid claim against the Purchasers or the Company to any such payment.

4.7  Capitalization of the Company.  As of the date hereof, the authorized Company Capital Stock consists of 90,000,000 shares of the Company Common Stock and 10,000,000 shares of the Company Preferred Stock.  As of the date hereof and immediately prior to the Closing Date, there are 11,708,010 shares of the Company Common Stock, par value $0.001, issued and outstanding, no shares of the Company Preferred Stock issued or outstanding, 209,442 shares of Company Common Stock issuable upon exercise of outstanding options and 1,686,510 shares of Company Common Stock issuable upon exercise of outstanding warrants.  Except the foregoing, the Company has no outstanding options, warrants, rights or commitments to issue shares of the Company Common Stock or any Company Capital Stock or other securities of the Company, and there are no outstanding securities convertible or exercisable into or exchangeable for shares of the Company Common Stock or any Company Capital Stock or other securities of the Company.  After giving effect to the issuance of the Purchased Shares hereunder, there will be 52,519,896 shares of Company Common Stock issued and outstanding. Except as identified in the Company Disclosure Schedule, all options and warrants to purchase shares of Company Common Stock will terminate at Closing.  There is no voting trust, agreement or arrangement among any of the beneficial holders of the Company Common Stock affecting the nomination or election of directors or the exercise of the voting rights of the Company Common Stock.  There are no registration rights or similar rights applicable to any shares of the Company Common Stock or any Company Capital Stock or other securities of the Company.  All outstanding shares of the capital stock of the Company are validly issued and outstanding, fully paid and non-assessable, and none of such shares have been issued in violation of the preemptive rights of any person.  All of the shares of the Company Common Stock issued and outstanding immediately prior to the Closing Date have been issued in compliance with the Securities Act and applicable state securities laws and (a) pursuant to effective registration statements filed with the Securities and Exchange Commission and/or (b) in reliance on valid exemptions from registration or qualification thereunder.

4.8  Validity of Purchased Shares.  The Purchased Shares issued hereunder, when issued and delivered in accordance with the terms hereof, shall be and are duly authorized, validly issued, fully paid and non-assessable.  Immediately after Closing, the Purchased Shares issued to Purchaser at Closing represent 75% of all shares of Company Capital Stock (as determined on a fully diluted basis, assuming conversion or exercise of all rights to acquire shares of the Company Capital Stock).

4.9 SEC Reporting and Compliance.  The Company has timely filed with the Commission all registration statements, proxy statements, information statements and reports required to be filed by the Company pursuant to the Exchange Act (collectively, the “Company SEC Documents”).  The Company has not filed with the Commission a certificate on Form 15 pursuant to the Exchange Act. None of the Company SEC Documents, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained therein not misleading.  Each of the Company SEC Documents complied in all material respects, with the applicable requirements of the Securities Act and the Securities Exchange, as the case may be.  Each of the financial statements (including, in each case, any related notes), contained in the Company SEC Documents, including any Company SEC Documents filed after the date of this Agreement until the Closing, complied, as of its respective filing date, in all material respects with all applicable accounting requirements and the published rules and regulations of the Commission with respect thereto. Prior to and until the Closing, the Company will provide to the Company copies of any and all amendments or supplements to the Company SEC Documents filed with the Commission and all subsequent registration statements and reports filed by the Company subsequent to the filing of the Company SEC Documents with the Commission and any and all subsequent information statements, proxy statements, reports or notices filed by the Company with the Commission or delivered to the stockholders of the Company.  The Company is not an “investment company” within the meaning of Section 3 of the Investment Company Act.  The Company Common Stock is presently eligible for quotation and trading on the NASD Over-the-Counter Bulletin Board.  Between the date hereof and the Closing Date, the Company shall continue to satisfy any applicable filing requirements of the Exchange Act or the Securities Act, as the case may be, and all other requirements of applicable securities laws.   To the knowledge of the Company, the Company has complied with the Securities Act, Exchange Act and all other applicable federal and state securities laws.

4.10 No General Solicitation.  In issuing Purchased Shares, neither the Company nor anyone acting on its behalf has offered to sell the Company Common Stock by any form of general solicitation or advertising.

4.11  Financial Statements.  The balance sheets, and statements of income, stockholders’ equity and cash flows (including any notes thereto) contained in the Company SEC Documents (the “Company Financial Statements”) (a) have been prepared in accordance with GAAP, (b) are in accordance with the books and records of the Company, and (c) present fairly in all material respects the financial condition of the Company at the dates therein specified and the results of its operations and changes in financial position for the periods therein specified.

4.12 Absence of Undisclosed Liabilities.  The Company has no Liability outstanding as of Closing, except to the extent set forth on or reserved against in the Company Balance Sheet or as set forth in the Company Disclosure Schedule.

4.13  Changes.  Since the Company Balance Sheet Date, except as disclosed in the Company Disclosure Schedule, the Company has not (a) incurred any debts, obligations or Liabilities, absolute, accrued or, to the Company’s knowledge, contingent, whether due or to become due, except for current Liabilities incurred in the usual and ordinary course of business, (b) discharged or satisfied any Liens other than those securing, or paid any obligation or Liability other than, current liabilities shown on the Company Balance Sheet and current Liabilities incurred since the Company Balance Sheet Date, in each case in the usual and ordinary course of business, (c) mortgaged, pledged or subjected to Lien any of its assets, tangible or intangible, other than in the usual and ordinary course of business, (d) sold, transferred or leased any of its assets, except in the usual and ordinary course of business, (e) cancelled or compromised any debt or claim, or waived or released any right of material value, (f) suffered any physical damage, destruction or loss (whether or not covered by insurance) that could reasonably be expected to have a Company Material Adverse Effect, (g) entered into any transaction other than in the usual and ordinary course of business, (h) encountered any labor union difficulties, (i) made or granted any wage or salary increase or made any increase in the amounts payable under any profit sharing, bonus, deferred compensation, severance pay, insurance, pension, retirement or other employee benefit plan, agreement or arrangement, other than in the ordinary course of business consistent with past practice, or entered into any employment agreement, (j) issued or sold any shares of capital stock, bonds, notes, debentures or other securities or granted any options (including employee stock options), warrants or other rights with respect thereto, (k) declared or paid any dividends on or made any other distributions with respect to, or purchased or redeemed, any of its outstanding capital stock, (l) suffered or experienced any change in, or condition affecting, the financial condition of the Company other than changes, events or conditions in the usual and ordinary course of its business, none of which (either by itself or in conjunction with all such  other changes, events and conditions) could reasonably be expected to have a Company Material Adverse Effect, (m) made any change in the accounting principles, methods or practices followed by it or depreciation or amortization policies or rates theretofore adopted, (n) made or permitted any amendment or termination of any material Contract, agreement or license to which it is a party, (o) suffered any material loss not reflected in the Company Balance Sheet or its statement of income for the year ended on the Company Balance Sheet Date, (p) paid, or made any accrual or arrangement for payment of, bonuses or special compensation of any kind or any severance or termination pay to any present or former officer, director, employee, stockholder or consultant, (q) made or agreed to make any charitable contributions or incurred any non-business expenses in excess of $1,000 in the aggregate, or (r) entered into any Contract, agreement or license, or otherwise obligated itself, to do any of the foregoing.

4.14 Tax Returns and Audits.  All required federal, state and local Tax Returns of the Company have been accurately prepared in all material respects and duly and timely filed, and all federal, state and local Taxes required to be paid with respect to the periods covered by such returns have been paid to the extent that the same are material and have become due, except where the failure so to file or pay could not reasonably be expected to have a Company Material Adverse Effect.  The Company is not and has not been delinquent in the payment of any Tax.  The Company has not had a Tax deficiency assessed against it.  None of the Company’s federal income Tax Returns nor any state or local income or franchise Tax Returns has been audited by governmental authorities.  The reserves for Taxes reflected on the Company Balance Sheet are sufficient for the payment of all unpaid Taxes payable by the Company with respect to the period ended on the Company Balance Sheet Date.  There are no federal, state, local or foreign audits, actions, suits, proceedings, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns of the Company now pending, and the Company has not received any notice of any proposed audits, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns.

4.15 Employee Benefit Plans; ERISA.   Except as disclosed in the Company Disclosure Schedule, there are no “employee benefit plans” (within the meaning of Section 3(3) of ERISA) nor any other employee benefit or fringe benefit arrangements, practices, contracts, policies or programs other than programs merely involving the regular payment of wages, commissions, or bonuses established, maintained or contributed to by the Company, whether written or unwritten and whether or not funded.  Any plans listed in the Company Disclosure Schedule are hereinafter referred to as the “Company Employee Benefit Plans.” Any current and prior material documents, including all amendments thereto, with respect to each Company Employee Benefit Plan have been made available to the Company.  All Company Employee Benefit Plans are in material compliance with the applicable requirements of ERISA, the Code and any other applicable state, federal or foreign law. There are no pending, or to the knowledge of the Company, threatened, claims or lawsuits that have been asserted or instituted against any Company Employee Benefit Plan, the assets of any of the trusts or funds under the Company Employee Benefit Plans, the plan sponsor or the plan administrator of any of the Company Employee Benefit Plans or against any fiduciary of a Company Employee Benefit Plan with respect to the operation of such plan.  There is no pending, or to the knowledge of the Company, threatened, investigation or pending or possible enforcement action by the Pension Benefit Guaranty Corporation, the Department of Labor, the Internal Revenue Service or any other government agency with respect to any Company Employee Benefit Plan and the Company has no knowledge of any incident, transaction, occurrence or circumstance which might reasonably be expected to trigger such an investigation or enforcement action.  No actual or, to the knowledge of the Company, contingent Liability exists with respect to the funding of any Company Employee Benefit Plan or for any other expense or obligation of any Company Employee Benefit Plan, except as disclosed on the Company Financial Statements or the Company SEC Documents, and to the knowledge of the Company, no contingent Liability exists under ERISA with respect to any “multi-employer plan,” as defined in Section 3(37) or Section 4001(a)(3) of ERISA.

4.16 Interested Party Transactions.  Except as disclosed in the Company Disclosure Schedule, no officer, director or stockholder of the Company or any Affiliate of any such Person or the Company has or has had, either directly or indirectly, (a) an interest in any Person that (i) furnishes or sells services or products that are furnished or sold or are proposed to be furnished or sold by the Company or (ii) purchases from or sells or furnishes to the Company any goods or services, or (b) a beneficial interest in any Contract to which the Company is a party or by which it may be bound or affected.

4.17 Questionable Payments.  Neither the Company, nor to the knowledge of the Company, any director, officer, agent, employee or other Person associated with or acting on behalf of the Company, has used any corporate funds for (a) unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any direct or indirect unlawful payments to government officials or employees from corporate funds, (c) established or maintained any unlawful or unrecorded fund of corporate monies or other assets, (d) made any false or fictitious entries on the books of record of any such corporations, or (e) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

4.18 Obligations to or by Stockholders.  Except as disclosed in the Company Disclosure Schedule, the Company has no Liability or obligation or commitment to any stockholder of the Company or any Affiliate or “associate” (as such term is defined in Rule 405 under the Securities Act) of any stockholder of the Company, nor does any stockholder of the Company or any such Affiliate or associate have any Liability, obligation or commitment to the Company.

4.19 Contracts.  Except as expressly set forth in the Company Disclosure Schedule, the Company is not a party to any outstanding Contract.  The Company does not own any real property.  Without limiting the generality of the foregoing, except as set forth in the Company Disclosure Schedule, the Company is not a party to any Contract (a) with any labor union, (b) for the purchase of fixed assets or for the purchase of materials, supplies or equipment in excess of normal operating requirements, (c) for the employment of any officer, individual employee or other Person on a full-time basis or any contract with any Person for consulting services, (d) with respect to bonus, pension, profit sharing, retirement, stock purchase, stock option, deferred compensation, medical, hospitalization or life insurance or similar plan, contract or understanding with any or all of the employees of the Company or any other Person, (e) relating to or evidencing Indebtedness for Borrowed Money or subjecting any asset or property of the Company to any Lien or evidencing any Indebtedness, (f) guaranteeing of any Indebtedness, (g) under which the Company is lessee of or holds or operates any property, real or personal, owned by any other Person, (h) under which the Company is lessor or permits any Person to hold or operate any property, real or personal, owned or controlled by the Company, (i) granting any preemptive right, right of first refusal or similar right to any Person, (j) with any Affiliate of the Company or any present or former officer, director or stockholder of the Company, (k) obligating the Company to pay any royalty or similar charge for the use or exploitation of any tangible or intangible property, (1) containing a covenant not to compete or other restriction on the Company’s ability to conduct a business or engage in any other activity, (m) with respect to any distributor, dealer, manufacturer’s representative, sales agency, franchise or advertising contract or commitment, (n) regarding the registration of securities under the Securities Act, (o) characterized as a collective bargaining agreement, or (p) with any Person continuing for a period of more than three months from the Closing Date that involves an expenditure or receipt by the Company in excess of $1,000.  Except as set forth in the Company Disclosure Schedule, the Company maintains no insurance policies and insurance coverage of any kind with respect to the Company, its business, premises, properties, assets, employees and agents.  The Company has furnished to the Purchasers true and complete copies of all agreements and other documents requested by the Purchasers.

4.20 Environmental Matters.  The Company has never generated, used, handled, treated, released, stored or disposed of any Hazardous Materials on any real property on which it now has or previously had any leasehold or ownership interest, except in compliance with all applicable Environmental Laws. The historical and present operations of the business of the Company compliance with all applicable Environmental Laws, except where any non-compliance has not had and would not reasonably be expected to have a Company Material Adverse Effect. (i) the Company has not, sent or disposed of, otherwise had taken or transported, arranged for the taking or disposal of (on behalf of itself, a customer or any other party) or in any other manner participated or been involved in the taking of or disposal or release of a Hazardous Material to or at a site that is contaminated by any Hazardous Material or that, pursuant to any Environmental Law, (A) has been placed on the “National Priorities List”, the “CERCLIS” list, or any similar state or federal list, or (B) is subject to or the source of a claim, an administrative order or other request to take “removal”, “remedial”, “corrective” or any other “response” action, as defined in any Environmental Law, or to pay for the costs of any such action at the site; (ii) the Company is not involved in (and has no basis to reasonably expect to be involved in) any suit or proceeding and has not received (and has no basis to reasonably expect to receive) any written notice, request for information or other communication from any governmental authority or other third party with respect to a release or threatened release of any Hazardous Material or a violation or alleged violation of any Environmental Law, and has not received (and has no basis to reasonably expect to receive) written notice of any claims from any Person relating to property damage, natural resource damage or to personal injuries from exposure to any Hazardous Material; and (iii) the Company has timely filed every report required to be filed, acquired all necessary certificates, approvals and permits, and generated and maintained all required data, documentation and records under all Environmental Laws, in all such instances except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  There are no material pending or, to the knowledge of the Company, threatened, demands, claims, information requests or notices of noncompliance or violation against or to the Company relating to any Environmental Law; and, to the knowledge of the Company, there are no conditions or occurrences on any of the real property used by the Company in connection with its business that would reasonably be expected to lead to any such demands, claims or notices against or to the Company, except such as have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

4.21 Employees; Etc.  The Company has no employees.  Except as set forth in the Company Disclosure Schedule, the Company is not under any obligation or liability to any current or former officer, director, employee or Affiliate of the Company.

4.22 Title to Property and Encumbrances.  The Company has good and valid title to all properties and assets used in the conduct of its business (except for property held under valid and subsisting leases which are in full force and effect and which are not in default) free of all Liens.

4.23 Assets.  Except as set forth in the Company Disclosure Schedule, as of the Closing Date, the Company does not own or use any tangible real or personal property.

4.24 Insurance Coverage.  There is in full force and effect one or more policies of insurance issued by insurers of recognized responsibility insuring the Company and its properties, products and business against such losses and risks, and in such amounts, as are customary for corporations of established reputation engaged in the same or similar business and similarly situated.  The Company has not been refused any insurance coverage sought or applied for, and the Company has no reason to believe that it will be unable to renew its existing insurance coverage as and when the same shall expire upon terms at least as favorable to those currently in effect, other than possible increases in premiums that do not result from any act or omission of the Company.  No suit, proceeding or action or, to the best current actual knowledge of the Company, threat of suit, proceeding or action has been asserted or made against the Company due to alleged bodily injury, disease, medical condition, death or property damage arising out of the function or malfunction of a product, procedure or service designed, manufactured, sold or distributed by the Company.

4.25 Disclosure.  There is no fact relating to the Company that the Company has not disclosed to the Purchasers in writing or in the Company SEC Documents that has had, is having or is reasonably likely to have a Company Material Adverse Effect.  No representation or warranty by the Company herein and no information disclosed in the exhibits hereto by the

Company contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

4.26 No Liabilities.  As of the Closing Date, except as set forth in the Company Disclosure Schedule, there are no Liabilities or Indebtedness of the Company of any kind whatsoever, whether recorded on the Balance Sheet of the Company or not, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such Liability or Indebtedness.  The Company is not a guarantor of any Indebtedness of any other person, firm or corporation.

ARTICLE 5
GENERAL

5.1 Entire Agreement; Amendment.  This Agreement together with the agreements and documents being executed at Closing constitute the full and entire understanding and agreements between the parties with respect to the subject hereof and thereof.  Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated verbally, but only by a written instrument signed by the Company and the Purchasers holding a majority of the Purchased Shares issued pursuant to this Agreement (excluding any of such shares that have been sold to the public or pursuant to Rule 144).

5.2  Governing Law.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of Minnesota without regard to the conflict of laws provisions thereof.

5.3  Jurisdiction; Venue.  With respect to any disputes arising out of or related to this Agreement, the parties consent to the exclusive jurisdiction of, and venue in, the state courts in Hennepin County in the State of Minnesota (or in the event of exclusive federal jurisdiction, the courts of the United States District Court for the District of Minnesota).

5.4 Severability.  If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.

5.5 Further Assurances.  The parties hereto shall use their commercially reasonable efforts to do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments or documents as any other party hereto may reasonably request in order to carry out fully the intent and purposes of this Agreement and the consummation of the transactions contemplated hereby. The Company’s obligations pursuant to this section include, without limitation, issuing additional shares of Company Common Stock to the Purchasers if it is discovered after Closing that the number of

Purchased Shares is less than 75% of all shares of Capital Stock of the Company on a fully diluted basis (but the parties acknowledge that the Purchasers shall not have a corresponding obligation to return Purchased Shares to the Company if the number of shares of Capital Stock of the Company, on a fully diluted basis, is lower than represented at Closing).

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written by their respective officers thereunto duly authorized.

COMPANY:

ZNOMICS, INC.

/s/ Dwight Sangrey
Dwight Sangrey Chief Executive Officer and Chairman

Company Signature Page to Stock Purchase Agreement

PURCHASER SIGNATURE PAGE

The undersigned hereby agrees to become a party to the Stock Purchase Agreement dated February 10, 2010 as a Purchaser and to purchase the number of Purchased Shares set forth in the Schedule of Purchasers attached thereto.

Individuals:	TONY J. CHRISTIANSON
/s/ Tony J. Christianson
Signature

Entities:	ADAM SMITH GROWTH PARTNERS, LP By: Adam Smith Companies, LLC its General Partner
/s/ Tony J. Christianson
Signature
Name: Tony J. Christianson Its: Chairman

THE PAIGE CHRISTIANSON FAMILY TRUST
/s/ Paige M. Christianson
Signature
Name: Paige M. Christianson Its: Trustee

Purchaser Signature Page to Stock Purchase Agreement

PURCHASER SIGNATURE PAGE

The undersigned hereby agrees to become a party to the Stock Purchase Agreement dated February 10, 2010 as a Purchaser and to purchase the number of Purchased Shares set forth in the Schedule of Purchasers attached thereto.

Individuals:	GORDON F. STOFER
/s/ Gordon F. Stofer
Signature

Entities:	S-T INVESTMENT TRUST
/s/ Gordon F. Stofer
Signature
Name: Gordon F. Stofer Its: Trustee

Purchaser Signature Page to Stock Purchase Agreement

PURCHASER SIGNATURE PAGE

The undersigned hereby agrees to become a party to the Stock Purchase Agreement dated February 10, 2010 as a Purchaser and to purchase the number of Purchased Shares set forth in the Schedule of Purchasers attached thereto.

Entities:	CHERRY TREE COMPANIES, LLC
/s/ Gordon F. Stofer
Signature
Name: Gordon F. Stofer Its: Chief Executive Officer

Purchaser Signature Page to Stock Purchase Agreement

PURCHASER SIGNATURE PAGE

The undersigned hereby agrees to become a party to the Stock Purchase Agreement dated February 10, 2010 as a Purchaser and to purchase the number of Purchased Shares set forth in the Schedule of Purchasers attached thereto.

Individuals:	DAVID G. LATZKE
/s/ David G. Latzke
Signature

JOHN C. BERGSTROM
/s/ John C. Bergstrom
Signature

JANE M. BORTNEM
/s/ Jane M. Bortnem
Signature

Purchaser Signature Page to Stock Purchase Agreement